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As filed with the Securities and Exchange Commission on June 5, 2002.

Registration No. 333-88718

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE MACERICH COMPANY
(Exact name of Registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation or organization)	99-4448705 (I.R.S. Employer Identification Number)

401 Wilshire Boulevard, No. 700
Santa Monica, California 90401
(310) 394-6000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Arthur M. Coppola, President
The Macerich Company
401 Wilshire Boulevard, No. 700
Santa Monica, California 90401
(310) 394-6000
(Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

COPY TO:

Frederick B. McLane, Esq.
O'Melveny & Myers LLP
400 South Hope Street
Los Angeles, California 90071-2899
(213) 430-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock ($.01 par value per share)	(1) (2) (3)	N/A

Warrants	(1) (2) (4)	N/A

Rights	(1) (2) (5)	N/A

Total	$1,000,000,000	$70,812 (6)

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(Footnotes on next page)

(Footnotes from preceding page)

(1)
In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $1,000,000,000 (or its equivalent in foreign currency). Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)
The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(3)
Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of common stock as may be sold, from time to time, by the Registrant. Each share is accompanied by a preferred share purchase right pursuant to the Registrant's Agreement dated November 10, 1998 with EquiServe Trust Company, N.A., as rights agent.

(4)
Subject to Footnote (1), there is being registered hereunder an indeterminate number of Warrants representing rights to purchase common stock registered pursuant to this Registration Statement.

(5)
Subject to Footnote (1), there is being registered hereunder an indeterminate number of Rights representing rights to purchase common stock registered pursuant to this Registration Statement.

(6)
The registration fee has been calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended, and includes $230,307,208 aggregate amount of securities which were previously registered under the Registrant's Registration Statement on Form S-3 (No. 333-21157). The registration statement fee specified in the table has been computed on the basis of $769,692,792 aggregate amount of securities registered hereby, prior to including the previously registered and unsold securities referred to above.

        This Registration Statement includes $230,307,208 aggregate amount of securities which were previously registered under the Registrant's Registration Statement on Form S-3 (No. 333-21157) and remain unsold as of the date hereof. As permitted by Rule 429, the Prospectus with respect to this Registration Statement also relates to the previously unsold securities covered hereby.

Subject to Completion Dated June 5, 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Prospectus

$1,000,000,000

THE MACERICH COMPANY

Common Stock
Warrants
Rights

        We may offer and sell from time to time, in one or more classes or series and in amounts, at prices and on the terms that we will determine at the time of the offering, with an aggregate initial offering price of up to $1,000,000,000:

  •
  shares of common stock;

  •
  warrants to purchase shares of common stock; and

  •
  rights to purchase shares of common stock.

        We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the related supplement before you invest in any of these securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 3 OF THIS PROSPECTUS.

Our common stock is listed on the New York Stock Exchange under the symbol "MAC."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We will sell these securities directly to our stockholders or to purchasers, through agents on our behalf, or through underwriters or dealers we designate from time to time. If we involve any agents or underwriters in the sale of any of these securities, we will set forth in the applicable prospectus supplement their names and any fees, commission or discounts payable to them.

The date of this prospectus is                        , 2002.

TABLE OF CONTENTS

RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	12
ABOUT THIS PROSPECTUS	13
OUR COMPANY	14
USE OF PROCEEDS	14
DESCRIPTION OF OUR COMMON STOCK	15
DESCRIPTION OF THE WARRANTS	22
DESCRIPTION OF RIGHTS	25
FEDERAL INCOME TAX CONSIDERATIONS	26
PLAN OF DISTRIBUTION	37
EXPERTS	38
LEGAL MATTERS	39
WHERE YOU CAN FIND MORE INFORMATION	39

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR TO WHICH THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT REFERS YOU. NO ONE IS AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NEITHER MAKING AN OFFER TO SELL THESE SECURITIES TO YOU NOR SOLICITING AN OFFER FROM YOU TO BUY THESE SECURITIES IN ANY PLACE WHERE THE OFFER OR SALE TO YOU IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT. THIS IS TRUE EVEN IF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS GIVEN TO YOU OR THESE SECURITIES ARE OFFERED OR SOLD TO YOU ON A LATER DATE.

RISK FACTORS

        You should carefully consider, among other factors, the matters described below before purchasing any shares of our common stock, or warrants or rights to purchase shares of our common stock. We refer in this prospectus to our common stock, and warrants and rights to purchase our common stock, as the "securities."

Risks Related to Real Estate Investments

We invest primarily in shopping centers, which are subject to a number of significant risks which are beyond our control.

        Real property investments are subject to varying degrees of risk that may affect the ability of our regional and community shopping centers to generate sufficient revenues to meet operating and other expenses, including debt service, lease payments, capital expenditures and tenant improvements, and to make distributions to us and our stockholders. In this prospectus, we will refer to shopping centers that are owned wholly by us as "Wholly-Owned Centers" and to shopping centers that are partly but not wholly-owned by us as "Joint Venture Centers." We will refer to each of the Wholly-Owned Centers and Joint Venture Centers as a "Center." A number of factors may decrease the income generated by the Centers, including:

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  the national economic climate;

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  the regional and local economy (which may be negatively impacted by plant closings, industry slowdowns, adverse weather conditions, natural disasters, terrorist activities and other factors);

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  local real estate conditions (such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the availability and creditworthiness of current and prospective tenants);

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  perceptions by retailers or shoppers of the safety, convenience and attractiveness of a Center; and

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  increased costs of maintenance, insurance and operations (including real estate taxes).

        Income from shopping center properties and shopping center values are also affected by applicable laws and regulations, including tax and zoning laws, and by interest rate levels and the availability and cost of financing. In addition, the number of prospective buyers interested in purchasing shopping centers is limited. Therefore, if we sell the Centers, we may receive less money than we have invested in the Centers.

Our centers must compete with other retail centers and retail formats for tenants and customers.

        There are numerous shopping facilities that compete with the Centers in attracting tenants to lease space, and an increasing number of new retail formats and technologies other than retail shopping centers compete with the Centers for retail sales. Competing retail formats include factory outlet centers, power centers, discount shopping clubs, mail-order services, internet shopping and home shopping networks. Our revenues may be reduced as a result of increased competition.

Our centers depend on tenants to generate rental revenues.

        Our revenues and funds available for distribution will be reduced if:

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  a significant number of our tenants are unable (due to poor operating results, bankruptcy or other reasons) to meet their obligations;

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  we are unable to lease a significant amount of space in the Centers on economically favorable terms; or

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  for any other reason, we are unable to collect a significant amount of rental payments.

        A decision by a department store or other large retail store tenant (an "anchor"), or other significant tenant, to cease operations at a Center could also have an adverse effect on our financial condition. The closing of an anchor may allow other anchors or other tenants to terminate their leases or cease operating their stores at the Center or otherwise adversely affect occupancy at the Center. In addition, tenants at one or more Centers might terminate their leases as a result of mergers, acquisitions, consolidations, dispositions or bankruptcies in the retail industry. The bankruptcy and/or closure of retail stores, or sale of a store or stores to a less desirable retailer, may reduce occupancy levels and rental income, or otherwise adversely affect our financial performance. Furthermore, if the store sales of retailers operating in the Centers decline sufficiently, tenants might be unable to pay their minimum rents or expense recovery charges. In the event of a default by a lessee, the affected Center may experience delays and costs in enforcing its rights as lessor.

Macerich Management Company is subject to the risks associated with the third party property management and leasing business.

        One of our management companies, Macerich Management Company, is subject to the risks associated with providing third-party property management and leasing services. These risks include the risks that:

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  management and leasing contracts with third-party owners will be lost to competitors;

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  contracts will not be renewed on terms consistent with current terms; and

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  leasing activity generally may decline.

Third parties can terminate most of our third-party management contracts on 30 to 60 days notice. In addition, if revenues fall, Macerich Management Company will receive reduced compensation under virtually all of our third-party property management agreements.

Our acquisition and real estate development strategies may not be successful.

        Our historical growth in revenues, net income and funds from operations ("FFO") has been closely tied to the acquisition and redevelopment of shopping centers. Many factors, including the availability and cost of capital, our total amount of debt outstanding, interest rates and the availability of attractive acquisition targets, among others, will affect our ability to acquire and redevelop additional properties in the future. We may not be successful in pursuing acquisition opportunities, and newly acquired properties may not perform as well as expected. Expenses arising from our efforts to complete acquisitions, redevelop properties or increase our market penetration may have a material adverse effect on our business, financial condition and results of operations. We face competition for acquisitions primarily from other real estate investment trusts ("REITs"), as well as from private real estate companies and financial buyers. Some of our competitors have greater financial and other resources than we do. Increased competition for shopping center acquisitions may impact adversely our ability to acquire additional properties on favorable terms. We cannot guarantee that we will be able to implement our growth strategy successfully or manage our expanded operations effectively and profitably.

        If we complete the pending acquisition of Westcor Realty Limited Partnership, our business strategy will expand to include the selective development and construction of retail properties. See "OUR COMPANY—Recent Developments." Any development, redevelopment and construction activities that we undertake will be subject to the risks of real estate development, including lack of financing, construction delays, environmental requirements, budget overruns, sunk costs and lease-up. Furthermore, occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable. Real estate development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above events occur, the ability to pay distributions to our stockholders and service our indebtedness could be adversely affected.

Risks Related to Conflicts of Interest

The structure of Macerich Management Company and its management agreements may create conflicts of interest.

        Macerich Property Management Company, LLC and Macerich Management Company (each a "management company" and collectively, the "management companies") carry on our management, leasing and redevelopment business. Macerich Management Company provides property management services to certain of the Joint Venture Centers and properties owned by third parties. Macerich Property Management Company, LLC provides the same or similar services to our Wholly-Owned Centers. Mace Siegel, Arthur M. Coppola, Dana K. Anderson and Edward C. Coppola (the "Principals") own 100% of the outstanding shares of voting common stock of Macerich Management Company. The Macerich Partnership, L.P., a Delaware limited partnership (the "operating partnership"), owns 100% of the outstanding shares of non-voting preferred stock of Macerich Management Company. We have a majority interest in the operating partnership and are its sole general partner. As the holder of 100% of the preferred stock, the operating partnership has the right to receive 95% of Macerich Management Company's net cash flow. However, since it is an operating company and not a passive entity, our investment in the non-voting preferred stock is subject to the risk that the Principals might have interests that are inconsistent with our interests.

        Macerich Management Company also provides management, leasing, construction and redevelopment services for shopping centers owned by third parties that are unaffiliated with us. Macerich Management Company may agree to manage additional shopping centers that might compete with the Centers. These types of arrangements could also create conflicts of interest for the Principals.

The Principals have substantial influence over the management of both our Company and the operating partnership, which may create conflicts of interest.

        Under the partnership agreement of the operating partnership (the "Partnership Agreement"), we, as the sole general partner, are responsible for the management of the operating partnership's business and affairs. Each of the Principals serves as one of our executive officers and as a member of our Board of Directors. Accordingly, the Principals have substantial influence over our management and the management of the operating partnership.

The tax consequences of the sale of some of the Centers may create conflicts of interest.

        The Principals will experience negative tax consequences if some of the Centers are sold. As a result, the Principals may not favor a sale of these Centers even though such a sale may benefit our other stockholders. See "FEDERAL INCOME TAX CONSIDERATIONS."

The required consent of third party limited partners of the operating partnership for some transactions may create conflicts of interest.

        The Partnership Agreement provides that a decision to merge the operating partnership, sell all or substantially all of its assets or liquidate must be approved by the holders of 75% of the outstanding common and preferred limited partnership interests in the operating partnership ("OP units"). Depending on the percentage of the outstanding OP units owned by us at the time, the concurrence of at least some of the other holders of OP units may be required to approve any merger, sale of all or substantially all of the assets, or liquidation of the operating partnership. As of the date of this prospectus, we own 80% of the outstanding common and preferred OP units.

The guarantees of indebtedness by the Principals may create conflicts of interest.

        The Principals have guaranteed mortgage loans encumbering some of the Centers. As of the date of this prospectus, the Principals have guaranteed an aggregate principal amount of approximately $23.75 million. The existence of guarantees of these loans by the Principals could result in the Principals having interests that are inconsistent with our interests.

Other Risks Affecting our Business and Operations

If our indebtedness increases, our financial condition and results of operations could be adversely affected.

        Since our initial public offering of common stock in March 1994, we have had a debt level of less than 69% of our total market capitalization. "Total market capitalization" means the sum of:

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  the aggregate market value of our outstanding equity shares, assuming full redemption of outstanding OP units and full conversion of our outstanding preferred stock for shares of common stock; plus

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  the total debt of the operating partnership, including a pro rata share of the debt of the Joint Venture Centers.

        Our organizational documents do not limit the amount or percentage of indebtedness that we may incur. Accordingly, our Board of Directors could increase our leverage in the future. If it did, there would be an increase in our debt service requirements and an increased risk of default on our obligations, either of which may adversely affect our financial condition and results of operations.

We may change our policies in ways that adversely affect our financial condition or results of operations.

        Our investment and financing policies and our policies with respect to other activities, including our growth, debt capitalization, distributions, REIT status and operating policies are determined by our Board of Directors. Our Board of Directors may change these policies at any time without a vote of our stockholders. A change in these policies might adversely affect our financial condition or results of operations.

If we fail to qualify as a REIT, we will have reduced funds available for distribution to our stockholders.

        No assurance can be given that we have qualified or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the applicable income tax regulations is greater in the case of a REIT such as ours that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within our control, including by our partners in the Joint Venture Centers, may affect our ability to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of that qualification.

        If in any taxable year we fail to qualify as a REIT, we will suffer the following negative results:

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  we will not be allowed a deduction for distributions to stockholders in computing our taxable income; and

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  we will be subject to federal income tax on our taxable income at regular corporate rates.

In addition, we will be disqualified from treatment as a REIT for the four taxable years following the year during which the qualification was lost, unless we were entitled to relief under statutory provisions. As a result, net income and the funds available for distribution to our stockholders will be reduced for five years. It is possible that future economic, market, legal, tax or other considerations might cause the Board of Directors to revoke our REIT election. See "FEDERAL INCOME TAX CONSIDERATIONS."

Our debt financing may adversely impact our stockholders.

        We are subject to the risks associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. Other than our 7 1/4% Convertible Subordinated Debentures due 2002, our outstanding indebtedness represents obligations of the operating partnership and the entities that own the Centers (collectively, the "Property Partnerships"). Most of this outstanding indebtedness is nonrecourse to the obligor. We have mortgaged a majority of the Centers to secure payment of this indebtedness. If mortgage payments cannot be made, a mortgagee could foreclose, resulting in a loss to us. Outstanding indebtedness under our working capital credit facility is the obligation of the operating partnership and some of the Property Partnerships.

        Our current indebtedness bears interest at both fixed and floating interest rates. For future financings, we intend to seek the most attractive financing arrangements available at the time, which may involve either fixed or floating interest rates. With respect to floating rate indebtedness, increases in interest rates may adversely affect our FFO, funds available for distribution and ability to meet our debt service obligations.

        We are obligated to make balloon payments of principal under mortgages on some of the Centers. Although we anticipate that we will be able to refinance those mortgages by the time the balloon payments become due, or otherwise obtain funds by raising equity, incurring debt or selling assets, there can be no assurance that we will be able to do so. In addition, interest rates and other terms of any debt issued to refinance this mortgage debt may be less favorable than the terms of the current mortgage debt.

        To qualify as a REIT under the Internal Revenue Code, we generally are required each year to distribute to our stockholders at least 90% of our net taxable income determined without regard to net capital gains and the dividends paid deduction. We may be required to borrow funds on a short-term basis or liquidate investments to meet the distribution requirements that are necessary to qualify as a REIT, even if management believes that it is not in our best interests to do so.

Outside partners in Joint Venture Centers result in additional risks to our stockholders.

        We own partial interests in Property Partnerships that own 22 Joint Venture Centers. We own a 50% interest in Property Partnerships that own twelve of the Joint Venture Centers with shared management control (Eastland Mall, Empire Mall, Granite Run Mall, Lake Square Mall, Lindale Mall, Mesa Mall, North Park Mall, Rushmore Mall, South Park Mall, Southern Hills Mall, Southridge Mall and Valley Mall), a 50% managing general partnership interest in Property Partnerships that own two of the Joint Venture Centers (Broadway Plaza and Panorama Mall), a 51% interest in the Property Partnerships that own seven of the Joint Venture Centers with shared management control (Lakewood Mall, Cascade Mall, Kitsap Mall, Los Cerritos Center, Redmond Town Center, Stonewood Mall and Washington Square), and a 19% non-managing general partnership interest in the Property Partnership that holds one of the Joint Venture Centers (West Acres Center). We may acquire partial interests in additional properties through joint venture arrangements. Investments in Centers that are not Wholly-Owned Centers involve risks different from those of investments in Wholly-Owned Centers.

        We may have fiduciary responsibilities to our partners that could affect decisions concerning the Joint Venture Centers. Third parties may share control of major decisions relating to the Joint Venture Centers with us, including decisions with respect to sales, refinancings and the timing and amount of additional capital contributions, as well as decisions that could have an adverse impact on our REIT status. For example, we may lose our management rights relating to the Joint Venture Centers if:

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  the operating partnership fails to contribute its share of additional capital needed by the Property Partnerships; or

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  the operating partnership defaults under a partnership agreement for a Property Partnership or other agreements relating to the Property Partnerships or the Joint Venture Centers.

In addition, some of our outside partners control the day-to-day operations of seven Joint Venture Centers (West Acres Center, Eastland Mall, Granite Run Mall, Lake Square Mall, North Park Mall, South Park Mall and Valley Mall). We therefore do not control cash distributions from these Centers, and the lack of cash distributions from these Centers could jeopardize our ability to maintain our qualification as a REIT.

Our holding company structure makes us dependent on operating partnership distributions.

        Because we conduct our operations through the operating partnership, our ability to service our debt obligations and our ability to pay dividends on our common stock are strictly dependent upon the earnings and cash flows of the operating partnership and the ability of the operating partnership to make intercompany distributions to us. Under the Delaware Revised Uniform Limited Partnership Act, the operating partnership is prohibited from making any distribution to us to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the operating partnership (other than some nonrecourse liabilities and some liabilities to the partners) exceed the fair value of the assets of the operating partnership.

Bankruptcy and/or closure of retail stores may adversely affect the Centers.

        The bankruptcy and/or closure of an anchor, or its sale to a less desirable retailer, could reduce customer traffic in a Center and the income generated by that Center. Furthermore, the closing of an anchor may allow other anchors or other tenants to terminate their leases or cease operating their stores at the Center or otherwise lower the occupancy rate at the Center.

        Retail stores at the Centers other than anchors may also seek the protection of the bankruptcy laws and/or close stores, which may result in the termination of their leases and reduce the cash flow generated by an affected Center, as well as the occupancy levels and rental incomes at the Center.

Possible environmental liabilities could adversely affect us.

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in that real property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. The costs of investigation, removal or remediation of hazardous or toxic substances may be substantial. In addition, the presence of hazardous or toxic substances, or the failure to remedy environmental hazards properly, may adversely affect the owner's or operator's ability to sell or rent affected real property or to borrow money using affected real property as collateral.

        Persons or entities that arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous or toxic substances at the disposal or treatment facility, whether or not that facility is owned or operated by the person or entity arranging for the disposal or treatment of hazardous or toxic substances. Laws exist that impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real property for personal injury associated with exposure to asbestos-containing materials. In connection with our ownership, operation, management, development and redevelopment of the Centers, or any other Centers or properties we acquire in the future, we may be potentially liable under these laws and may incur costs in responding to these liabilities. For a description of known environmental liabilities, see our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q.

An ownership limit and certain anti-takeover defenses could inhibit a change of control of our Company or reduce the value of our stock.

        The Ownership Limit.    In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding stock (after taking into account options to acquire stock) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include some entities that would not ordinarily be considered "individuals") during the last half of a taxable year. Our charter restricts ownership of more than 5% (the "Ownership Limit") of the lesser of the number or value of our outstanding shares of stock by any single stockholder (with limited exceptions for some holders of the OP units, and their respective families and affiliated entities, including all four Principals). In addition to enhancing preservation of our status as a REIT, the Ownership Limit may:

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  have the effect of delaying, deferring or preventing a change in control of our Company or other transaction without the approval of our Board of Directors, even if the change in control or other transaction is in the best interest of our stockholders; and

  •
  limit the opportunity for our stockholders to receive a premium for their common stock that they might otherwise receive if an investor were attempting to acquire a block of common stock in excess of the Ownership Limit or otherwise effect a change in control of our Company.

        Our Board of Directors, in its sole discretion, may waive or modify (subject to limitations) the Ownership Limit with respect to one or more stockholders, if it is satisfied that ownership in excess of this limit will not jeopardize our status as a REIT.

        Stockholder Rights Plan and Selected Provisions of our Charter and Bylaws.    Agreements to which we are a party, as well as some of the provisions of our charter and bylaws, may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for our Company and may inhibit a change in control that some, or a majority, of our stockholders might believe to be in their best interest or that could give our stockholders the opportunity to realize a premium over the then-prevailing market prices. These agreements and provisions include the following:

  •
  a stockholder rights plan (which is generally triggered when an entity, group or person acquires 15% or more of our common stock), which, in the event of a takeover attempt not approved by our Board of Directors, allows our stockholders to purchase our common stock, or the common stock of the acquiring entity, at a 50% discount;

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  a staggered board of directors and limitations on the removal of directors, which may make the replacement of incumbent directors more time-consuming and difficult;

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  advance notice requirements for stockholder nominations of directors and stockholder proposals to be considered at stockholder meetings;

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  the obligation of the directors to consider a variety of factors (in addition to maximizing stockholder value) with respect to a proposed business combination or other change of control transaction;

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  the authority of the directors to classify or reclassify unissued shares and issue one or more series of common stock or preferred stock;

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  the authority to create and issue rights entitling the holders thereof to purchase from us shares of stock or other securities or property; and

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  limitations on the amendment of our charter and bylaws, the dissolution or change in control of our Company, and the liability of our directors and officers.

        Selected Provisions of Maryland Law.    The Maryland General Corporation Law prohibits business combinations between a Maryland corporation and an interested stockholder (which includes any person who beneficially holds ten percent or more of the voting power of the corporation's shares) or its affiliates for five years after becoming an interested stockholder and, after the five-year period, requires the recommendation of the board of directors and two super-majority stockholder votes to approve a business combination unless the stockholders receive a minimum price determined by the statute. As permitted by Maryland law, our charter exempts from these provisions any business combination between us and the Principals and their respective affiliates and related persons. Maryland law also allows our Board of Directors to exempt particular business combinations before the interested stockholder becomes an interested stockholder.

        The Maryland General Corporation Law also provides that the acquiror of over one-tenth or more of the voting stock of a Maryland corporation is not entitled to vote the shares in excess of the one-tenth threshold, unless voting rights for the shares are approved by holders of two-thirds of the disinterested shares or unless the acquisition of the shares has been specifically or generally approved or exempted from the statute by a provision in our charter or bylaws adopted before the acquisition of the shares. Our charter exempts from these provisions voting rights of shares owned by the Principals and their respective affiliates and related persons. Our bylaws also contain a provision exempting from this statute any acquisition by any person of shares of our stock. There can be no assurance that this bylaw will not be amended or eliminated in the future. The Maryland General Corporation Law also limits our ability to amend our charter, dissolve, merge, or sell all of our assets.

        See also "DESCRIPTION OF OUR COMMON STOCK—Stockholder Rights Plan, Selected Provisions of Maryland Law and of our Charter and Bylaws," which provides a more detailed summary of these and other provisions. For a complete description, we refer you to our charter, bylaws and stockholders rights agreement (all of which are incorporated by reference into the registration statement of which this prospectus is a part) and to the Maryland General Corporation Law.

Uninsured losses could adversely affect our financial condition.

        Each of our Centers has comprehensive liability, fire, extended coverage and rental loss insurance with insured limits customarily carried for similar properties. We do not insure certain types of losses (such as losses from wars), because they are either uninsurable or not economically insurable. In addition, while we or the relevant joint venture, as applicable, carry earthquake insurance on the Centers located in California, the policies are subject to a deductible equal to 5% of the total insured value of each Center, a $100,000 per occurrence minimum and a combined annual aggregate loss limit of $200 million on these Centers. While we or the relevant joint venture also carry terrorism insurance on the Centers, the policies are subject to a $10 million deductible and a combined annual aggregate loss limit of $100 million. Furthermore, we carry title insurance on many of the Centers for less than their full value. If an uninsured loss or a loss in excess of insured limits occurs, the operating partnership or the Property Partnership, as the case may be, that owns the affected Center could lose its capital invested in the Center, as well as the anticipated future revenue from the Center, while remaining obligated for any mortgage indebtedness or other financial obligations related to the Center. An uninsured loss or loss in excess of insured limits may negatively impact our financial condition.

        As the general partner of the operating partnership and certain of the Property Partnerships, we are generally liable for any of their unsatisfied obligations other than non-recourse obligations.

FORWARD-LOOKING STATEMENTS

        This prospectus and any prospectus supplement may contain or incorporate statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by our use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "predict," "plan," "seek" or the negative of these words, or other similar words or terms. You should be aware of important factors that may have a material impact on our future results. These factors include the matters described under the heading "RISK FACTORS" beginning on page 3 of this prospectus and the following, among other things:

  •
  general industry, economic and business conditions (which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, tenant bankruptcies, lease rents and terms, availability and cost of financing, interest rate fluctuations and operating expenses);

  •
  adverse changes in the real estate markets, including, among other things, competition with other companies, retail formats and technologies and risks of real estate redevelopment, acquisitions and dispositions;

  •
  governmental actions and initiatives (including legislative and regulatory changes);

  •
  environmental and safety requirements; and

  •
  terrorist activities that could adversely affect all of the above factors.

        We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or any prospectus supplement, whether as a result of new information, future events or otherwise. In light of the factors referred to above, the forward-looking events discussed in or incorporated by reference in this prospectus or any prospectus supplement may not occur, and actual results, performance or achievement may differ materially from that anticipated or implied in the forward-looking statements.

        You should specifically consider the various factors identified in this prospectus, any prospectus supplement and the incorporated documents, which could cause actual results to differ, including particularly those discussed in the section entitled "RISK FACTORS" in this prospectus and in our other SEC filings. For information on how to obtain copies of our SEC filings, please refer to the section of this prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION."

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. The aggregate offering price of all securities that we may sell under this prospectus will not exceed $1,000,000,000. We may sell any combination of the securities described in this prospectus from time to time up to that amount.

        The types of securities that we may offer and sell from time to time, either separately or in units, by this prospectus are:

  •
  common stock

  •
  warrants to purchase shares of common stock; and

  •
  rights to purchase shares of common stock.

        This prospectus provides a general description of the securities that we may offer. Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities we are offering. In each prospectus supplement, we will include the following information:

  •
  the type and amount of securities that we propose to sell;

  •
  the initial public offering price of the securities;

  •
  the names of any underwriters or agents through or to which we will sell the securities;

  •
  any compensation of those underwriters or agents; and

  •
  information about any securities exchanges or automated quotation systems on which the securities will be listed, traded or authorized for quotation.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

        You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION." Unless the context otherwise requires, all references to the "Company," "us," "we" or "our" in this prospectus include The Macerich Company, those entities owned or controlled by The Macerich Company and predecessors of The Macerich Company.

OUR COMPANY

        We are involved in the acquisition, ownership, redevelopment, management and leasing of regional and community shopping centers located throughout the United States. As of the date of this prospectus, we own or have an ownership interest in 46 regional shopping centers and three community centers aggregating approximately 41 million square feet of gross leasable area. We are a self-administered and self-managed publicly-traded REIT, and we conduct all of our operations through an operating partnership and our management companies.

        We were organized as a Maryland corporation in September 1993 to continue and expand the shopping center operations of the Principals and some of their business associates.

        We conduct all of our operations through the following entities:

  •
  the operating partnership;

  •
  the management companies; and

  •
  the Property Partnerships.

        We have an 80% ownership interest in the operating partnership and, as its sole general partner, have exclusive power to manage and conduct its business, subject to limited exceptions. The operating partnership owns all of the non-voting preferred stock (generally entitled to dividends equal to 95% of cash flow) of Macerich Management Company. The Principals own all of the outstanding voting stock of Macerich Management Company.

        Our primary objective is to enhance stockholder value by increasing our funds from operations per share, primarily by focusing on the acquisition, leasing, management and redevelopment of regional and community shopping centers. When we acquire shopping centers, we target potentially dominant franchise regional shopping centers that have internal growth characteristics. Our strategy is to increase the net operating income of each acquired property by rolling below-market rents up to market levels as leases expire, expanding our shopping centers, adding department stores, changing the tenant mix and increasing occupancy levels. In addition to our acquisition strategy, we also seek to improve the financial performance of the properties that we already own by rolling below-market rents up to market levels as leases expire, increasing occupancy levels and by redeveloping, expanding and renovating the properties.

        Our principal executive offices are located at 401 Wilshire Boulevard, No. 700, Santa Monica, California 90401 and our telephone number is (310) 394-6000.

Recent Developments

        On May 30, 2002, the operating partnership signed a definitive agreement under which it will acquire Westcor Realty Limited Partnership, an owner, operator and developer of regional malls and specialty retail assets in the greater Phoenix, Arizona area. The total purchase price will be approximately $1.475 billion, including the assumption of $733 million in existing debt and the issuance of approximately $80 million of convertible preferred OP units. The OP units will have a conversion price of $36.55 and a 9% dividend on an as-converted basis. The operating partnership will pay the balance of the consideration to Westcor's equity holders in cash. This transaction has been approved by each company's board of directors, subject to customary closing conditions. Westcor's existing portfolio includes interests in nine regional malls with approximately 10 million square feet of space located in Arizona and Colorado. Eight of the nine malls are located in Arizona, including six in the Phoenix market. Westcor also owns interests in 18 urban village and specialty retail assets located in close proximity to the malls. The gross leasable area of these properties totals 5.6 million square feet. In addition, the Westcor portfolio includes two retail properties in Arizona that are due to break ground shortly, as well as option rights for over 1,000 acres of undeveloped land. The parties currently anticipate that this transaction will be completed in the third quarter of 2002.

USE OF PROCEEDS

        The terms of the Partnership Agreement for our operating partnership require us to invest, contribute or otherwise transfer the net proceeds of any sale of securities to the operating partnership in exchange for securities of the operating partnership equivalent to the securities sold by means of this prospectus. Except as otherwise provided in the applicable prospectus supplement, the operating partnership intends to use any net proceeds of offerings of securities under this prospectus for working capital and general business purposes, which may include the reduction of outstanding indebtedness, acquisitions and the development and redevelopment of certain properties in the operating partnership's portfolio. Pending the use thereof, the operating partnership intends to invest any net proceeds in short-term, interest-bearing securities.

DESCRIPTION OF OUR COMMON STOCK

        The following description of the terms of our common stock is only a summary. Our charter and bylaws may affect some of the terms of our common stock. For a complete description of the terms of all of our capital stock, including our common stock, we refer you to the Maryland General Corporation Law, our charter and our bylaws. Our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Capitalization

        Our charter authorizes us to issue up to 220,000,000 shares of capital stock, consisting of 145,000,000 shares of common stock, $.01 par value per share, 15,000,000 shares of preferred stock, $.01 par value per share, and 60,000,000 shares of excess stock, $.01 par value per share (the "Excess Shares"). We had 36,639,591 shares of common stock outstanding as of June 4, 2002.

        Our charter provides that our Board of Directors (as used in this prospectus, the term "Board of Directors" may include any of its duly authorized committees) may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the classified or reclassified shares of stock. The terms of any stock classified or reclassified by our Board of Directors in accordance with our charter will be set forth in Articles Supplementary filed with the State Department of Assessments and Taxation of Maryland prior to the issuance of any classified or reclassified stock.

        We have authorized and issued 3,627,131 shares of Series A Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), and 5,487,471 shares of Series B Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"). The Series B Preferred Stock is on a parity with the Series A Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock can be converted into shares of our common stock based on a formula set forth in the Articles Supplementary. As of the date of this prospectus the conversion ratio is one-for-one for both the Series A Preferred Stock and the Series B Preferred Stock. Rights of holders of the Series A Preferred Stock and Series B Preferred Stock include dividend and liquidation preferences over the holders of our common stock and voting rights in some circumstances. The terms of the Series A Preferred Stock and Series B Preferred Stock, including the liquidation preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption are set forth in the Articles Supplementary filed as exhibits to our Current Reports on Form 8-K, event dates February 25, 1998 and June 17, 1998, respectively, incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

        In connection with our stockholder rights plan, we designated 1,500,000 shares of preferred stock as shares of Series C Junior Participating Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), which may be issued to holders of rights if the rights become exercisable. Rights of holders of the Series C Preferred Stock include voting, dividend and liquidation preferences over the holders of our common stock. The Series C Preferred Stock is junior to the Series A Preferred Stock and Series B Preferred Stock with respect to both dividend and liquidation preferences. The terms of the Series C Preferred Stock, including the liquidation preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption are set forth in the Articles Supplementary filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION." As of the date of this prospectus, no Series C Preferred Stock is outstanding. See "—Stockholder Rights Plan, Selected Provisions of Maryland Law and of our Charter and Bylaws."

Issuance of Excess Shares

        Our charter provides that in the event of a purported transfer of stock or other event that will, if effective, result in any of the following:

  •
  a person owning stock in excess of the Ownership Limit or owning (directly or indirectly) more than a specified percentage of our common stock as determined in accordance with our charter (that person's "Percentage Limitation");

  •
  our common stock and preferred stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

  •
  our becoming "closely held" under Section 856(h) of the Internal Revenue Code (determined without regard to Internal Revenue Code Section 856(h)(2) and by deleting the words "the last half of" in the first sentence of Internal Revenue Code Section 542(a)(2) in applying Internal Revenue Code Section 856(h)); or

  •
  our disqualification as a REIT (each a "Prohibited Event"),

the relevant stock will automatically be exchanged for Excess Shares, to the extent necessary to ensure that the purported transfer or other event does not result in a Prohibited Event. Outstanding Excess Shares will be held in trust. The trustee of the trust will be appointed by us and will be independent of us, any purported record or beneficial transferee and any beneficiary of such trust (the "Beneficiary"). The Beneficiary will be one or more charitable organizations selected by the trustee.

        Our charter further provides that Excess Shares are entitled to the same dividends as the shares of stock exchanged for Excess Shares (the "Original Shares"). The trustee, as record holder of the Excess Shares, is entitled to receive all dividends and distributions in respect of the Excess Shares as may be authorized and declared by the Board of Directors and will hold the dividends or distributions in trust for the benefit of the Beneficiary. The trustee is also entitled to cast all votes that holders of the Excess Shares are entitled to cast. Excess Shares in the hands of the trustee will have the same voting rights as Original Shares. Upon our liquidation, dissolution or winding up, each Excess Share will be entitled to receive ratably with each other share of stock of the same class or series as the Original Shares, the assets distributed to the holders of the class or series of stock. The trustee will distribute to the purported transferee the amounts received upon our liquidation, dissolution or winding up, but only up to the amount paid by the purported transferee, or the market price for the Original Shares on the date of the purported transfer, if no consideration was paid by the transferee, and subject to additional limitations and offsets set forth in our charter.

        If, after the purported transfer or other event resulting in an exchange of stock for Excess Shares, dividends or distributions are paid with respect to the Original Shares, then the dividends or distributions will be paid to the trustee for the benefit of the Beneficiary. While Excess Shares are held in trust, Excess Shares may be transferred by the trustee only to a person whose ownership of the Original Shares will not result in a Prohibited Event. At the time of any permitted transfer, the Excess Shares will be automatically exchanged for the same number of shares of the same type and class as the Original Shares. Our charter contains provisions that prohibit the purported transferee of the Excess Shares from receiving in return for the transfer an amount that reflects any appreciation in the Original Shares during the period that the Excess Shares were outstanding. Our charter requires any amount received by a purported transferee, in excess of the amount permitted to be received, to be paid to the Beneficiary.

        Our charter further provides that we may purchase, for a period of 90 days during the time the Excess Shares are held in trust, all or any portion of the Excess Shares at the lesser of the price paid for the stock by the purported transferee (or if no consideration was paid, the market price at the time of such transaction) or the market price of the relevant shares as determined in accordance with our charter. The 90-day period begins on the date of the prohibited transfer if the purported transferee gives notice to the Board of Directors of the transfer or, if no notice is given, the date the Board of Directors determines in good faith that a prohibited transfer has been made.

        These provisions of our charter will not be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Amendments to our charter require the affirmative vote of at least two-thirds of the shares entitled to vote. In addition to preserving our status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of our Company without the approval of the Board of Directors.

        All certificates representing shares of our common stock and our preferred stock bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% of our outstanding stock must file an affidavit with us containing the information specified in our charter within 30 days after January 1 of each year. In addition, these and other significant stockholders are required, upon demand, to disclose to us in writing the information with respect to their direct, indirect and constructive ownership of shares that our Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT.

Rights of Holders of Our Common Stock

        Subject to the provisions of our charter regarding Excess Shares (as described above), the holders of our common stock have full voting rights, one vote for each share held of record. Subject to the provisions of our charter regarding Excess Shares and the rights of holders of preferred stock, holders of our common stock are entitled to receive the dividends authorized by our Board of Directors out of funds legally available for this purpose. Upon our liquidation, dissolution or winding up (but subject to the provisions of our charter and the rights of holders of preferred stock), the assets legally available for distribution to holders of our common stock will be distributed ratably among the holders of our common stock. Except as set forth in our stockholder rights plan, holders of our common stock have no preemptive or other subscription or conversion rights and no liability for further calls upon shares. See "—Stockholder Rights Plan, Selected Provisions of Maryland Law and of our Charter and Bylaws." Our common stock is not subject to assessment.

        The transfer agent and registrar for our common stock is Equiserve Trust Company, N.A.

        Under Maryland law and our bylaws, stockholders are entitled to receive prior notice of our annual and special meetings of stockholders. Notice is given to a stockholder when it is personally delivered to him or her, left at his or her residence or usual place of business, mailed to him or her at his or her address as it appears on our records or transmitted to him or her by electronic mail or other electronic means.

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the corporation's board of directors and by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Except for Article Ninth of our charter, which provides that our Company is subject to termination at any time by the holders of a majority of the outstanding common stock entitled to vote on the matter, our charter does not provide for a lesser percentage in these situations.

Restrictions on Transfer and Ownership

        For us to qualify as a REIT under the Internal Revenue Code, all of the following conditions must be satisfied:

  •
  not more than 50% in value of our outstanding stock (after taking into account options to acquire stock) may be owned, directly or indirectly, by five or fewer "individuals" (as defined under the Internal Revenue Code to include some entities that would not ordinarily be considered "individuals") during the last half of a taxable year;

  •
  stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

  •
  specific percentages of our gross income must be from particular sources.

See "FEDERAL INCOME TAX CONSIDERATIONS—Taxation of our Company" and "—Requirements for Qualification." Our charter restricts the ownership and transfer of shares of our stock.

        Subject to exceptions specified in our charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than the Ownership Limit. The attribution provisions are complex and may cause stock owned directly or indirectly by a group of related individuals or entities to be deemed to be owned by one individual or entity. As a result, the acquisition of less than 5% in value or in number of shares of stock (or the acquisition of an interest in an entity which owns stock) by an individual or entity could cause that individual or entity (or another individual or entity) to be deemed to own in excess of 5% in value or in number of shares of our outstanding capital stock, and thus subject that stock to the Ownership Limit. The Board of Directors, in its sole discretion, may waive the Ownership Limit with respect to stockholders, but is under no obligation to do so. As a condition of a waiver of the Ownership Limit, the Board of Directors may require opinions of counsel satisfactory to it or an agreement from the applicant that the applicant will not act to threaten our REIT status. Our charter excludes from the Ownership Limit some persons and their respective families and affiliates, but provides that no excluded participant may own (directly or indirectly) more than the excluded participant's Percentage Limitation, as described under "—Issuance of Excess Shares."

        Our charter provides that any purported transfer or issuance of shares, or other event, will be null and void if it results in a Prohibited Event. The intended transferee or purported owner in a transaction that results in a Prohibited Event will not acquire, and will retain no rights to, or economic interest in, those shares of stock. See "—Issuance of Excess Shares."

Stockholder Rights Plan, Selected Provisions of Maryland Law and of Our Charter and Bylaws

        In addition to the Ownership Limit, certain provisions of our charter and bylaws, as well as our stockholder rights plan, may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of our common stock might receive a premium for their common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests. The following paragraphs summarize a number of these provisions, as well as selected provisions of the Maryland General Corporation Law. This summary is not complete. For a complete description, we refer you to our charter, bylaws and stockholders rights agreement (all of which are incorporated by reference into the registration statement of which this prospectus is a part) and to the Maryland General Corporation Law.

  Stockholder Rights Plan

        On November 10, 1998, we adopted a preferred share purchase rights plan (the "Rights Plan") and authorized a dividend distribution of one preferred share purchase right on each outstanding share of our common stock.

        The Rights Plan is designed to give the Board of Directors the time and opportunity to protect stockholder interests and encourage equal treatment of all stockholders in a takeover situation. The Rights Plan provides for a trigger percentage of 15% (with certain exceptions). In the event of a takeover attempt not approved by our Board, the holders of the rights may exercise them to purchase our common stock at a 50% discount or, in the event of a "squeeze out" transaction where we would not be the surviving entity, acquire stock of the acquiror at a 50% discount.

  Staggered Board of Directors

        Under our charter, the number of our directors—currently nine—may be established in accordance with our bylaws. The charter also provides that the directors are divided into three classes. Directors hold office for a term of three years and until their successors are duly elected and qualify. The classification of the Board may make the replacement of incumbent directors more time-consuming and difficult.

  Advance Notice of Director Nominations and New Business; Procedures for Special Meetings Requested by Stockholders

        Our charter and bylaws provide that for any stockholder proposal to be presented in connection with an annual meeting or special meeting of our stockholders, including a proposal to nominate a director, the stockholder must have given timely written notice of the proposal to the Secretary. The bylaws provide that nominations to the Board of Directors and the proposal of business to be considered by stockholders at the annual meeting of stockholders may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by or at the direction of the Board of Directors; or

  •
  by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures, including minimum and maximum time periods, set forth in our charter and bylaws.

        Our bylaws also provide that only the business specified in our notice of meeting may be brought before a special meeting of stockholders. Nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by or at the direction of the Board of Directors; or

  •
  if the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions, including minimum and maximum time periods, set forth in our charter or bylaws.

        Our bylaws also contain special procedures applicable to a special meeting of stockholders that is called at the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

  Exemptions for the Principals from the Maryland Business Combination Law

        Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by two super-majority stockholder votes, unless, among other conditions, the holders of the corporation's common stock receive a minimum price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its common stock. None of these provisions of Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation before the time that the interested stockholder becomes an interested stockholder.

        As permitted by Maryland law, our charter exempts from these provisions any business combination between us and the Principals and their respective affiliates or related persons. As a result, these persons may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance with the super-majority vote requirements and the other provisions of the statute.

  Non-Stockholder Constituencies

        Under our charter, for the purpose of determining our Company's and our stockholders' best interests with respect to a proposed business combination or other transaction involving a change of control of our Company, our Board of Directors must give due consideration to all relevant factors, including, without limitation, the interests of our employees, the economy, community and societal interests and our Company's and our stockholders' long-term as well as short-term interests, including the possibility that these interests may be best served by our continued independence.

  Other Provisions of our Charter

        Our charter authorizes our Board of Directors to classify and reclassify unissued shares and issue one or one or more series of common stock or preferred stock and authorizes the creation and issuance of rights entitling holders thereof to purchase from us shares of stock or other securities or property.

  Control Share Acquisitions

        Maryland law provides that the acquirer of over one-tenth or more of the voting stock of a Maryland corporation is not entitled to vote the shares in excess of the one-tenth threshold unless voting rights for the shares are approved by holders of two-thirds of the disinterested shares or unless the acquisition of the shares has been specifically or generally approved or exempted from the statute by a provision in the corporation's charter or bylaws adopted before the acquisition of the shares. Our charter exempts from these provisions voting rights of shares owned by the Principals and their respective affiliates and related persons. Our bylaws also contain a provision exempting from this statute any acquisition by any person of shares of our stock. There can be no assurance that this bylaw will not be amended or eliminated in the future.

  Amendment to our Charter and Bylaws

        Amendments to our charter require the affirmative vote of holders of not less than two-thirds of all the votes entitled to be cast on the matter. Our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

  Director Removal

        Subject to the rights of holders of any series of preferred stock, our charter provides that a director may be removed only for cause and only by the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

  Dissolution of our Company

        Dissolution of our Company must be approved by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

  Supermajority Vote for Extraordinary Corporate Actions

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, or engage in a share exchange or in similar transactions outside the ordinary course of business unless approved by the corporation's board of directors and the affirmative vote of holders of at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Except for Article Ninth of our charter, which provides that our Company is subject to termination at any time by the vote of holders of a majority of our outstanding common stock entitled to vote on the matter, our charter does not provide for a lesser percentage in these situations.

  Limitation of Liability of Directors

        Our charter includes provisions that limit the liability of our directors and officers to us and to our stockholders for money damages to the fullest extent permitted under Maryland law. Our charter also requires us to indemnify our present and former directors and officers to the maximum extent permitted under Maryland law. In addition, we have entered into indemnification agreements with some of our officers and directors.

DESCRIPTION OF THE WARRANTS

        We may issue warrants for the purchase of shares of our common stock. We may issue warrants independently of or together with shares of common stock offered by any prospectus supplement, and we may attach the warrants to, or issue them separately from, shares of common stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrant certificates relating to the warrants and will not assume any obligation or relationship of agency or trust with any holders of warrant certificates or beneficial owners of warrants. The following summaries of certain provisions of the warrant agreements and warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrant certificates relating to each series of warrants which we will file with the SEC and incorporate by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of any series of warrants.

General

        The applicable prospectus supplement will describe the terms of the warrants, including as applicable:

  •
  the offering price;

  •
  the aggregate number of shares purchasable upon exercise of the warrants and the exercise price;

  •
  the number of warrants being offered;

  •
  the date, if any, after which the warrants and the underlying common stock will be transferable separately;

  •
  the date on which the right to exercise the warrants will commence, and the date on which the right will expire (the "Expiration Date");

  •
  the number of warrants outstanding, if any;

  •
  any material United States federal income tax consequences;

  •
  the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants for the purchase of shares of common stock will be offered and exercisable for United States dollars only and will be in registered form only.

        Holders of warrants will be able to exchange warrant certificates for new warrant certificates of different denominations, present warrants for registration of transfer, and exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants, holders of the warrants will not have any rights of holders of shares of common stock, including the right to receive payments of dividends, if any, on shares of common stock, or to exercise any applicable right to vote.

Certain Risk Considerations

        Any warrants we issue will involve a degree of risk, including risks arising from fluctuations in the price of the underlying shares of common stock and general risks applicable to the securities market (or markets) on which the underlying shares of common stock are traded.

        Prospective purchasers of the warrants will need to recognize that the warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their warrants. This risk reflects the nature of a warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying shares of common stock, become worthless when it expires. The trading price of a warrant at any time is expected to increase if the price of or, if applicable, dividend rate on, the underlying securities increases. Conversely, the trading price of a warrant is expected to decrease as the time remaining to expiration of the warrant decreases and as the price of or, if applicable, dividend rate on, the underlying securities, decreases. Assuming all other factors are held constant, the more a warrant is "out-of-the-money" (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the warrant expires to an extent sufficient to cover a purchaser's cost of the warrant, the purchaser will lose all or part of his or her investment in the warrant upon expiration.

        In addition, prospective purchasers of the warrants should be experienced with respect to options and option transactions, should understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the warrants in light of their particular financial circumstances and the information discussed in this prospectus and, if applicable, the prospectus supplement. Before purchasing, exercising or selling any warrants, prospective purchasers and holders of warrants should carefully consider, among other things:

  •
  the trading price of the warrants;

  •
  the price of the underlying securities at that time;

  •
  the time remaining to expiration; and

  •
  any related transaction costs.

Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.

        Purchasers of the warrants should further consider that the initial offering price of the warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the warrants will trade in the secondary market or whether any such market will be liquid. We may, but will not be obligated to, file an application to list any warrants on a United States national securities exchange. To the extent that any warrants are exercised, the number of warrants outstanding will decrease, which may result in a lessening of the liquidity of the warrants. Finally, the warrants will constitute direct, unconditional and unsecured obligations of our Company, and as such will be subject to any changes in our perceived creditworthiness.

Exercise of Warrants

        Each holder of a warrant will be entitled to purchase that number of shares of our common stock, at the exercise price, as will in each case be described in the prospectus supplement relating to the offered warrants. After the close of business on the Expiration Date (which may be extended by us), unexercised warrants will become void.

        Holders may exercise warrants by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the shares of common stock purchasable upon exercise, together with the information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days of the warrant certificate evidencing the exercised warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying shares of commons stock purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

        We may amend or supplement the warrant agreement without the consent of the holders of the warrants issued under the agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders.

Common Stock Warrant Adjustments

        Unless otherwise specified in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a warrant will be subject to adjustment in certain events, including:

  •
  payment of a dividend on our common stock payable in stock, and stock splits, combinations or reclassifications of our common stock;

  •
  issuance to all holders of our common stock of rights or warrants to subscribe for or purchase additional shares of our common stock at less than their current market price (as defined in the warrant agreement for that series of warrants); and

  •
  certain distributions of evidences of indebtedness or assets (including securities, but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in our common stock) or of subscription rights and warrants (excluding those referred to above).

        We will not be required to make an adjustment, unless the adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a warrant will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

        Unless otherwise specified in the applicable prospectus supplement, in the event of any:

  •
  consolidation or merger of our Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock);

  •
  sale, transfer, lease or conveyance of our assets substantially as an entirety; or

  •
  reclassification, capital reorganization or change of our common stock,

then any holder of a warrant will be entitled, on or after the occurrence of the event, to receive on exercise of the warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had the holder exercised the holder's warrant immediately prior to the occurrence of the event. If the consideration to be received upon exercise of the warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of the event, the exercise price of the warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if the common stock of the surviving entity were our common stock.

DESCRIPTION OF RIGHTS

        We may issue rights to our stockholders for the purchase of our common stock. Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

        The applicable prospectus supplement will describe the terms of any rights we issue, including as applicable:

  •
  the date for determining the stockholders entitled to participate in the rights distribution;

  •
  the aggregate number of shares of our common stock purchasable upon exercise of the rights and the exercise price;

  •
  the aggregate number of rights being issued;

  •
  the date, if any, on and after which the rights may be transferable separately;

  •
  the date on which the right to exercise the rights commences and the date on which the right expires;

  •
  the number of rights outstanding, if any;

  •
  any material United States federal income tax consequences; and

  •
  any other terms of the rights, including the terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Rights will be exercisable for United States dollars only and will be in registered form only.

FEDERAL INCOME TAX CONSIDERATIONS

        This section summarizes the current material federal income tax consequences to our Company and to our stockholders generally resulting from the treatment of our Company as a REIT. Because this section is a general summary, it does not address all of the potential federal income tax issues which may be relevant to you in light of your particular circumstances. Further, this section does not address any state, local, or foreign tax considerations. The discussion in this section is based on and is qualified in its entirety by the current Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department ("Treasury") regulations, all as in effect on the date hereof. Subsequent changes to any of the above may affect the tax consequences described in this section, possibly on a retroactive basis.

        THIS SECTION IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING. YOU SHOULD CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT AND YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU REGARDING THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR REGARDING THE IMPACT OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 1994. We believe that we are organized and have operated in a manner which qualifies for taxation as a REIT under the Internal Revenue Code. We further believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income and distribution tests described below, and which depend, in part, on our operating results.

        The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income tax treatment of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.

Taxation of our Company

        We generally are not subject to federal income tax on the portion of our taxable income or capital gain that is distributed to stockholders annually as long as we qualify as a REIT. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that typically results from investment in a corporation.

        Notwithstanding our qualification as a REIT, we are subject to federal income tax as follows:

  •
  we are taxed at normal corporate rates on any undistributed net income (including undistributed net capital gains);

  •
  if we fail to satisfy either the 75% or the 95% gross income tests (discussed below), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of (1) the amount by which we fail the 75% test and (2) the excess of 90% of our gross income over the amount of gross income attributable to sources that qualify under the 95% test, multiplied by a fraction intended to reflect our profitability;

  •
  we are subject to a tax of 100% on net income from any "prohibited transaction;"

  •
  we are subject to tax, at the highest corporate rate, on net income from (a) the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property;

  •
  if we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain income for the year and (3) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed;

  •
  if we acquire any asset from a "C corporation" (that is, a corporation generally subject to the full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during a ten-year period beginning on the date that we acquired the asset, then the asset's "built in" gain will be subject to tax at the highest regular corporate rate; and

  •
  we are subject to the corporate alternative minimum tax, as well as additional taxes if we find ourselves in situations not presently contemplated.

        Macerich Management Company is taxed on its income at regular corporate rates. We use the calendar year both for federal income tax purposes and for financial reporting purposes.

Requirements for Qualification

        To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) assets tests and (d) annual distribution requirements.

        Organizational Requirements.    We must be organized as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

  (4)
  that is neither a financial institution nor an insurance company subject to specified provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include some entities that would not ordinarily be considered "individuals"); and

  (7)
  that meets other tests, described below, regarding the nature of its income and assets.

        The Internal Revenue Code provides that conditions (1) through (4) must be met during our entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Our charter provides for restrictions regarding transfer of our capital stock, in order to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These transfer restrictions are described in "DESCRIPTION OF OUR COMMON STOCK—Restrictions on Transfer and Ownership."

        We are treated as having satisfied condition (6) above if we comply with the regulatory requirements to request information from our stockholders regarding their actual ownership of our stock, and do not know, or in exercising reasonable diligence would not have known, that we failed to satisfy this condition. If we fail to comply with these regulatory requirements for any taxable year we will be subject to a penalty of $25,000, or $50,000 if such failure was intentional. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed.

        Gross Income Tests.    We must satisfy the following two separate gross income tests each year:

  •
  75% GROSS INCOME TEST. At least 75% of our gross income (excluding gross income from prohibited transactions) must consist of income derived directly or indirectly from investments relating to real property, mortgages on real property (including rents from real property and, in some circumstances, interest), or some types of temporary investment income.

  •
  95% GROSS INCOME TEST. At least 95% of our gross income (excluding gross income from prohibited transactions) must consist of items that satisfy the 75% gross income test and dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of these types of income).

In addition, for each taxable year beginning before January 1, 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of our gross income (including gross income from prohibited transactions).

        In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for federal income tax purposes. Thus, our proportionate share of the assets, liabilities and items of income of the operating partnership and the Property Partnerships will be treated as our assets, liabilities and items of income for purposes of applying the REIT requirements described in this prospectus.

        Rents from Real Property.    Rents received by us qualify as "rents from real property" in satisfying the gross income tests described above if the following conditions are met. First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. An amount received or accrued generally is not excluded from the term "rents from real property" solely because the amount is based on a fixed percentage or percentages of receipts or sales. Second, we, or an owner of 10% or more of our equity securities, must not directly or constructively own 10% or more of a tenant. Third, if more than 15% of the total rent we receive under the lease is attributable to personal property leased in connection with a lease of real property, then the portion of rent attributable to that personal property does not qualify as "rents from real property." Finally, we generally must not operate or manage the property, or furnish or render services to the tenants of the property, other than through an independent contractor from whom we do not derive revenue. However, we may directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only or are not otherwise considered "rendered to the occupant" for its convenience. A de minimis amount of up to 1% of the gross income may be received by us from each property from the provision of non-customary services without disqualifying all other amounts received from that property as "rents from real property." However, the de minimis amount itself will not qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. In addition, we may furnish certain services (including "non-customary" services) through a taxable REIT subsidiary, which includes a corporation other than a REIT in which we hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary is subject to federal income tax at regular corporate rates.

        Macerich Property Management Company, LLC (which does not satisfy the independent contractor standard), as manager for the operating partnership and certain Property Partnerships, has provided and will continue to provide services with respect to the Centers (other than the Joint Venture Centers) and any newly-acquired property of the operating partnership or certain Property Partnerships. We believe that all of the services so provided were and will be of the type usually or customarily rendered in connection with the rental of space for occupancy only. Therefore, the provision of those services will not cause the rents received with respect to the Centers or newly-acquired centers to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. In addition, for our taxable year beginning January 1, 2001, we have elected taxable REIT subsidiary status with respect to Macerich Management Company. If the operating partnership or a Property Partnership contemplates providing services in the future that reasonably might be expected to fail the "usual or customary" standard, it will arrange to have those services provided by an independent contractor from which neither the operating partnership nor the Property Partnership receives any income, or by a management company that has elected taxable REIT subsidiary status.

        Prohibited Transactions.    Net income from prohibited transactions is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We believe that none of the assets owned by the operating partnership, the Property Partnerships, or us are held for sale to customers. Further, the sale of any Center and associated property will not be in the ordinary course of business of the operating partnership, the relevant Property Partnership or us. We will attempt to comply with the terms of the safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be characterized as prohibited transactions. However, whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the facts and circumstances, including those related to a particular property. As such, complete assurance cannot be given that we can comply with the safe-harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of business."

        Our investment in the Centers through the operating partnership and Property Partnerships should give rise to qualifying income in the form of rents and gains on the sales of Centers. Substantially all income derived by us from Macerich Management Company will be in the form of dividends on the stock owned by the operating partnership. While these dividends only satisfy the 95% (and not the 75%) gross income test, we anticipate that non-qualifying income on our investments (including dividend income) will not result in our failing any of the gross income tests.

        Relief Provisions for Failing the 75% or the 95% Gross Income Tests.    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under provisions of the Internal Revenue Code. Relief provisions are generally available if (1) our failure to meet the tests is due to reasonable cause and not willful neglect, (2) we attach a schedule of the sources of our income to our tax return, and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. However, it is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "—Taxation of our Company," even if the relief provisions apply, a tax will be imposed with respect to our excess gross income, reduced by approximated expenses.

        Asset Tests.    We must satisfy the following four tests relating to the nature of our assets at the close of each quarter of our taxable year:

  •
  at least 75% of the value of our total assets must be represented by real estate assets (including (1) our allocable share of real estate assets held by partnerships in which we own an interest and (2) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of our Company), cash, cash items and government securities;

  •
  not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

  •
  of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets (unless the issuer is a taxable REIT subsidiary), and we may not own more than 10% of the vote or value of any one issuer's outstanding securities (unless the issuer is a taxable REIT subsidiary or we can avail ourselves of the rules relating to "straight debt"); and

  •
  not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Our investment in the Centers through our interest in the operating partnership and Property Partnerships will constitute qualified assets for purposes of the 75% asset test.

        The operating partnership owns 100% of the non-voting preferred stock of Macerich Management Company, which has elected taxable REIT subsidiary status. Because we have a partnership interest in the operating partnership, we are deemed to own our pro rata share of the assets of the operating partnership, including the securities of Macerich Management Company. In addition, effective March 31, 2001, we elected to convert Macerich Property Management Company into Macerich Property Management Company, LLC, a single member limited liability company that is disregarded for federal income tax purposes.

        Because the management companies are either taxable REIT subsidiaries or are disregarded entities for federal income tax purposes, the operating partnership does not violate the limitation on holding more than 10% of the securities of any one issuer. In addition, not more than 20% of our total assets consist of securities issued by the management company that has elected taxable REIT subsidiary status. However, the Internal Revenue Code contains two provisions that ensure that taxable REIT subsidiaries are subject to an appropriate level of federal income taxation. First, they are limited in their ability to deduct certain interest payments made to an affiliated REIT. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of the excess.

        Annual Distribution Requirements.    We are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (1) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (2) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of specified items of noncash income. Dividends must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates, as applicable. We may designate all or a portion of our undistributed net capital gains as being includable in the income of our stockholders as gain from the sale or exchange of a capital asset. If so, the stockholders receive an increase in the basis of their stock in the amount of the income recognized. Stockholders are also to be treated as having paid their proportionate share of the capital gains tax imposed on us on the undistributed amounts and receive a corresponding decrease in the basis of their stock. Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for that year, (2) 95% of our REIT capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed. We have made and intend to make timely distributions sufficient to satisfy all annual distribution requirements.

        From time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of those expenses in arriving at our taxable income. Further, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. Additionally, we may incur cash expenditures that are not currently deductible for tax purposes. As such, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income. To meet the 90% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income, we may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends. We are required to arrange through the operating partnership any borrowings for the purpose of making distributions to stockholders.

        Under circumstances relating to any Internal Revenue Service (the "IRS") audit adjustments that increase income, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        To elect taxation as a REIT under applicable Treasury Regulations, we must maintain records and request information from our stockholders designed to disclose the actual ownership of our stock. We have complied and intend to continue to comply with these requirements.

        Affiliated REITs.    The operating partnership owns 100% of the outstanding common stock of Macerich PPR Corp., which in turn owns a 51% interest in Pacific Premier Retail Trust. These affiliated REITs must also meet the REIT tests discussed above. The failure of either of these affiliated REITs to qualify as a REIT could cause us to fail to qualify as a REIT, because we would then own (through the operating partnership) more than 10% of the securities of an issuer that was neither a REIT, a qualified REIT subsidiary nor a taxable REIT subsidiary. We believe that the affiliated REITs have been organized and operated in a manner that will permit them to qualify as REITs.

Failure to Qualify as a REIT

        If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will we be required to make those distributions. If we fail to so qualify and the relief provisions do not apply, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to specified limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

Taxation of Stockholders

  Taxation of Taxable Domestic Stockholders

        As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders will be taxed as follows:

  •
  Distributions out of current or accumulated earnings and profits (and not designated as capital gain dividends) constitute ordinary income to the U.S. stockholders and are not eligible for the dividends received deduction for corporations.

  •
  Distributions in excess of current and accumulated earnings and profits are not taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's shares, they are to be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder.

  •
  Distributions designated as capital gain dividends constitute long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income.

  •
  Distributions declared by us in October, November or December of any year payable to a stockholder of record on a specified date in October, November or December will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year.

  •
  Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.

  •
  In general, any loss upon a sale or exchange of shares by a stockholder who has held its shares for six months or less (after applying holding period rules), is treated as a long-term capital loss to the extent of distributions from us required to be treated by that stockholder as long-term capital gain.

  Backup Withholding

        We will report to our U.S. stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid, unless the holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact; or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to us. See "—Taxation of Foreign Stockholders."

  Treatment of Tax-Exempt Stockholders

        Distributions from us to a tax-exempt employee pension trust, or other domestic tax-exempt stockholder, generally will not constitute unrelated business taxable income ("UBTI"), unless the stockholder has borrowed to acquire or carry our common stock. However, qualified trusts that hold more than 10% (by value) of some REITs may be required to treat a specified percentage of those REITs' distributions as UBTI. This requirement will apply only if (1) the REIT would not qualify for federal income tax purposes but for the application of a "look-through" exception to the "five or fewer" requirement applicable to shares held by qualified trusts and (2) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either (1) a single qualified trust holds more than 25% by value of the REIT interests; or (2) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less specified associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For those purposes, a qualified trust is any trust described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "five or fewer" requirement without relying upon the "look-through" exception. The restrictions on ownership of our common stock in our charter will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing our common stock, absent approval by the Board of Directors.

  Taxation of Foreign Stockholders

        This section provides a brief summary of the complex rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders"). Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

        Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will ordinarily be subject to a withholding tax of 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner that U.S. stockholders are taxed with respect to distributions of this kind (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). We expect to withhold United States income tax at the rate of 30% on the gross amount of any distributions of this kind made to a Non-U.S. Stockholder, unless (1) a lower treaty rate applies, or (2) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that these distributions do not exceed the adjusted basis of a stockholder's shares, but rather will reduce the adjusted basis of those shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's shares, these distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her shares in our Company, as described below. If it cannot be determined, at the time a distribution is made, whether or not that distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Stockholder as if the gain is effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount is creditable against the Non-U.S. Stockholder FIRPTA tax liability.

        Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT" (defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons). We currently anticipate that we constitute a domestically controlled REIT, although there can be no assurance that we will retain that status. If we are not domestically controlled, gain recognized by a Non-U.S. Stockholder will continue to be exempt under FIRPTA if that non-U.S. Stockholder at no time owned more than five percent of our common stock. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (1) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to the gain; or (2) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder will be subject to the same treatment as U.S stockholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

        If the proceeds of a sale of shares are paid by or through a U.S. office of a broker, the payment is subject to information reporting and to backup withholding, unless the disposing Non-U.S. Stockholder certifies as to his or her name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the U.S. if: (1) the payment is made through an office outside the U.S. of a broker that is (a) a U.S. person, (b) a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the U.S., or (c) a "controlled foreign corporation" for U.S. federal income tax purposes; and (2) the broker fails to initiate documentary evidence that the stockholder is a Non-U.S. Stockholder and that specified conditions are met or that the Non-U.S. Stockholder otherwise is entitled to an exemption.

Tax Aspects of Our Investments in Partnerships

        We hold direct or indirect interests in the operating partnership and the Property Partnerships (each individually a "Partnership" and, collectively, the "Partnerships"). In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership. Further, the partners are potentially subject to tax thereon without regard to whether the partners receive a distribution from the partnership. We will include our proportionate share of the items of income, gain, loss, deduction and credit of the Partnerships for purposes of the various REIT income tests and in the computation of our REIT taxable income. See "—Requirements for Qualification—Gross Income Tests". Any resultant increase in our REIT taxable income will increase our distribution requirements (see "—Requirements for Qualification—Annual Distribution Requirements").

        However, these increases will not be subject to federal income tax in our hands provided that the income is distributed by us to our stockholders. Moreover, for purposes of the REIT asset tests (see "—Requirements for Qualification—Asset Tests"), we will include our proportionate share of assets held by the Partnerships.

  Tax Allocations with Respect to Contributed Properties

        Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of the property at the time of contribution (a "Book-Tax Difference"). These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership was formed principally by way of contributions of appreciated property. Consequently, the Partnership Agreement requires these allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

        In general, the limited partners of the operating partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnerships of the contributed assets. This will tend to eliminate the Book-Tax Difference over the life of the Partnerships. However, the special allocation rules of Section 704(c) do not always rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Under the applicable Treasury Regulations, special allocations of income and gain and depreciation deductions must be made on a property-by-property basis. Depreciation deductions resulting from the carryover basis of a contributed property are used to eliminate the Book-Tax Difference by allocating these deductions to the non-contributing partners (i.e., the REIT and the other non-contributing partners) up to the amount of their share of book depreciation. Any remaining tax depreciation for the contributed property would be allocated to the partners that contributed the property. The operating partnership intends to elect the traditional method of rectifying the Book-Tax Difference under the applicable Treasury Regulations, under which, if depreciation deductions are less than the non-contributing partners' share of book depreciation, then the non-contributing partners lose the benefit of these deductions ("ceiling rule"). When the property is sold, the resulting tax gain is used to the extent possible to eliminate the Book-Tax Difference (reduced by any previous book depreciation). Because of the application of the ceiling rule it is anticipated that tax depreciation will be allocated substantially in accordance with the percentages of OP units held by us and the limited partners of the operating partnership, notwithstanding Section 704(c) of the Internal Revenue Code. Thus, the carryover basis of the contributed assets in the hands of the Partnerships will cause us to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of those contributed assets in excess of the economic or book depreciation allocated to them, and possibly the economic and book income or gain allocated to them as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "—Requirements for Qualification—Annual Distribution Requirements."

Other Tax Considerations

  The Management Companies

        A portion of the cash to be used by the operating partnership to fund distributions to partners, including us, may come from the management companies through dividends on the stock that will be held by the operating partnership. The management companies will receive income from the operating partnership, the Property Partnerships and unrelated third parties. Because we, the operating partnership and the management companies are related through stock ownership, income of the management companies from services performed for us and the operating partnership may be subject to rules under which additional income may be allocated to the management companies. The management companies (other than Macerich Property Management Company, LLC) will pay federal and state income tax at the full applicable corporate rates on their income prior to payment of any dividends. The management companies will attempt to minimize the amount of these taxes, but there can be no assurance whether, or the extent to which, measures taken to minimize taxes will be successful. To the extent that the management companies are required to pay federal, state or local taxes, the cash available for distribution by us to stockholders will be reduced accordingly.

  Possible Legislative or Other Actions Affecting Tax Consequences

        You should recognize that the present federal income tax treatment of investment in our Company may be modified by legislative, judicial, or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of federal tax laws could adversely affect the tax consequences of investment in our Company.

  State and Local Taxes

        Our Company and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which our Company or they transact business or reside. The state and local tax treatment of our Company and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in any of the securities.

PLAN OF DISTRIBUTION

        The securities being offered by this prospectus may be sold:

  •
  through agents,

  •
  to or through underwriters,

  •
  through broker-dealers (acting as agent or principal),

  •
  directly by us to purchasers, through a specific bidding or auction process or otherwise, or

  •
  through a combination of any such methods of sale.

        We may effect the distribution of securities from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded.

        We may offer and sell securities to the public through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The applicable prospectus supplement will set forth any managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities. Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with their sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

        We or any underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from us or the underwriters and/or commissions from the purchasers for whom they may act as agent. If we sell the securities to a dealer, as principal, the dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

        Any underwriting compensation we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may agree to indemnify any underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act of 1933, incurred by them in connection with their services to us.

        We may also offer and sell the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms") acting as principals for their own accounts or as our agents. We will identify any remarketing firm and describe the terms of our agreement with it, if any, including its compensation, in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them. We may agree to indemnify remarketing firms against civil liabilities, including liabilities under the Securities Act of 1933, incurred by them in connection with their services to us, and they may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        We may authorize dealers acting as our agents to solicit offers by institutions to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on the date or dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of the securities sold pursuant to these contracts will be equal to, the respective amounts stated in the applicable prospectus supplement. Institutions with whom dealers may make these arrangements include commercial and savings banks, insurance companies, pension funds, investment companies, and educational and charitable institutions. In all cases, these arrangements will be subject to our approval. These contracts will not be subject to any conditions except:

  •
  the purchase by the institution of the securities may not at the time of delivery be prohibited by law; and

  •
  if we are also selling securities to underwriters, we must have sold to the underwriters the total principal amount of the securities we are offering less the principal amount of the securities covered by the contracts.

Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, us in the ordinary course of business.

        Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

        Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

        Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities.

EXPERTS

        The consolidated financial statements and financial statement schedules of our Company and of Pacific Premier Retail Trust incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 have been incorporated in reliance on the reports (which contain explanatory paragraphs relating to the adoption by our Company and Pacific Premier Retail Trust of Staff Accounting Bulletin 101 as described in Note 2 to the consolidated financial statements of our Company and Pacific Premier Retail Trust, and the adoption by our Company of Statement of Financial Accounting Standard No. 133 as described in Note 2 to the consolidated financial statements of our Company) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The balance sheets of SDG Macerich Properties, L.P. as of December 31, 2001 and 2000 and the related statements of operations, cash flows and partners' equity for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule (Schedule III), have been incorporated by reference herein and in the registration statement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, in reliance upon the report of KPMG LLP, independent accountants, and incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 financial statements contains an explanatory paragraph that states that SDG Macerich Properties, L.P. changed its method of accounting for overage rents in 2000.

LEGAL MATTERS

        O'Melveny & Myers LLP will pass on legal matters relating to the validity of the securities and certain tax matters for us. O'Melveny & Myers LLP will rely as to selected matters of Maryland law on the opinion of Ballard Spahr Andrews & Ingersoll, LLP. O'Melveny & Myers LLP has in the past represented and is currently representing us and some of our affiliates.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed our registration statement on Form S-3 with the SEC under the Securities Act of 1933 with respect to the securities. The registration statement and the exhibits to the registration statement contain more information than this prospectus does. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC's public reference facility at:

        Securities and Exchange Commission
        Room 1024
        450 Fifth Street N.W.
        Washington D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference room listed above, or through the web site listed above. In addition, you may inspect and copy reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supercede the information included or incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following information:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

  •
  our Current Reports on Form 8-K for event dates February 19, 2002 and February 25, 2002; and

  •
  the descriptions of our common stock and our preferred share purchase rights which are contained in registration statements filed under the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such descriptions.

        We also incorporate by reference any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        Corporate Secretary
        The Macerich Company
        401 Wilshire Boulevard, No. 700
        Santa Monica, California 90401
        Telephone: (310) 394-6000

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Our estimated expenses in connection with the registration and sale of the securities are as follows:

SEC registration fee	$71,000.00
Printing and duplicating expenses	350,000.00
Legal fees and expenses	400,000.00
Accounting fees and expenses	200,000.00
Transfer agent fees and expenses	70,000.00
Blue sky fees and expenses	75,000.00
Miscellaneous expenses	134,000.00

Total	$1,300,000.00

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Maryland General Corporation Law permits a corporation formed in Maryland to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) active and deliberate dishonesty established by a final judgment as being material to that cause of action, or (2) actual receipt of an improper benefit or profit in money, property or services. Our charter has incorporated a provision that limits the liability of our directors and officers to the fullest extent permitted by the Maryland General Corporation Law.

        Our charter requires us to indemnify our present and former officers and directors, whether serving us or at our request another entity, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland. Our charter provides that the indemnification rights are non-exclusive of any other rights to which those seeking indemnification may be entitled. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the Maryland General Corporation Law requires us, as conditions to advancing expenses, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct was not met. The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses. Our bylaws specify the procedures for indemnification and advance of expenses.

        The Partnership Agreement of the operating partnership also provides for indemnification of us and our officers and directors similar to that provided to our officers and directors in the charter, and includes limitations on the liability of our Company and our officers and directors to the operating partnership and its partners similar to those contained in the charter.

        We and the operating partnership have entered into indemnification agreements with certain of our executive officers and directors. The indemnification agreements require, among other things, that we and the operating partnership indemnify those executive officers and directors to the fullest extent permitted by law, and advance to them all related reasonable expenses, subject to certain defenses. We and the operating partnership must also indemnify and advance all expenses incurred by those executive officers and directors seeking to enforce their rights under the indemnification agreements, and cover them under our directors' and officers' liability insurance. Although this form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our charter and our bylaws and the Partnership Agreement of the operating partnership, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors, by the stockholders or by the partners of the operating partnership to eliminate the rights it provides.

ITEM 16.    EXHIBITS

EXHIBIT NUMBER		DESCRIPTION
2.1		Agreement and Plan of Merger by and among Westcor Realty Limited Partnership, Macerich Galahad LP and The Macerich Partnership, L.P. dated as of May 30, 2002
4.1		Articles of Amendment and Restatement (filed as Exhibit 3.2 to our Registration Statement on Form S-11, as amended (No. 33-68964) and incorporated herein by reference)
4.2		Articles Supplementary (filed as Exhibit 4.2 to our Current Report on Form 8-K, event date May 30, 1995, and incorporated herein by reference)
4.3		Articles Supplementary (Series A Preferred Stock) (filed as Exhibit 3.1 to our Current Report on Form 8-K, event date February 25, 1998 and incorporated herein by reference)
4.4		Articles Supplementary (Series B Preferred Stock) (filed as Exhibit 3.1 to our Current Report on Form 8-K, event date June 17, 1998 and incorporated herein by reference)
4.5		Articles Supplementary (Series C Preferred Stock) (filed as Exhibit A to Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
4.6	*	Articles Supplementary (Reclassification of Shares) effective May 20, 2002
4.7		Amended and Restated Bylaws (filed as Exhibit 4.1 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
4.8
Agreement dated as of November 10, 1998, between us and Equiserve Trust Company, N.A., as successor to First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)

4.9		Form of Common Stock Certificate (filed as Exhibit 4.3 to our Amendment to Current Report on Form 8-KA, event date November 10, 1998 and incorporated herein by reference)
4.10		Form of Series A Preferred Stock Certificate (filed as Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference)
4.11		Form of Series B Preferred Stock Certificate (filed as Exhibit 4.2.1 to our Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference)
4.12		Form of Rights Certificate (filed as Exhibit B to Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
5.1	*	Opinion of O'Melveny & Myers LLP regarding the legality of the securities
8.1	*	Opinion of O'Melveny & Myers LLP regarding certain tax matters
23.1		Consent of PricewaterhouseCoopers LLP
23.2		Consent of KPMG LLP
23.3	*	Consent of O'Melveny & Myers LLP (contained in Exhibits 5.1 and 8.1)
24.1	*	Power of Attorney

*
Previously filed.

ITEM 17.    UNDERTAKINGS

        The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof; and

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby further undertakes:

          (1)  That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

          (3)  That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this Registration Statement as of the time it was declared effective;

          (4)  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof; and

          (5)  To supplement the prospectus, after the expiration of the subscription periods, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on June 5, 2002.

THE MACERICH COMPANY

By:	/s/ RICHARD A. BAYER Richard A. Bayer Executive Vice President, General Counsel And Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated, effective as of June 5, 2002.

Signature	Title

* Arthur M. Coppola	President and Chief Executive Officer and Director (Principal Executive Officer)
* Mace Siegel	Chairman of the Board of Directors
* Dana K. Anderson	Vice Chairman of the Board of Directors
* Edward C. Coppola	Executive Vice President and Director
* James S. Cownie	Director
* Theodore S. Hochstim	Director
* Fred S. Hubbell	Director

* Stanley A. Moore	Director
* Dr. William P. Sexton	Director
* Thomas E. O'Hern	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
*By:	/s/ RICHARD A. BAYER
Richard A. Bayer Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER		DESCRIPTION
2.1		Agreement and Plan of Merger by and among Westcor Realty Limited Partnership, Macerich Galahad LP and The Macerich Partnership, L.P. dated as of May 30, 2002
4.1		Articles of Amendment and Restatement (filed as Exhibit 3.2 to our Registration Statement on Form S-11, as amended (No. 33-68964) and incorporated herein by reference)
4.2		Articles Supplementary (filed as Exhibit 4.2 to our Current Report on Form 8-K, event date May 30, 1995, and incorporated herein by reference)
4.3		Articles Supplementary (Series A Preferred Stock) (filed as Exhibit 3.1 to our Current Report on Form 8-K, event date February 25, 1998 and incorporated herein by reference)
4.4		Articles Supplementary (Series B Preferred Stock) (filed as Exhibit 3.1 to our Current Report on Form 8-K, event date June 17, 1998 and incorporated herein by reference)
4.5		Articles Supplementary (Series C Preferred Stock) (filed as Exhibit A to Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
4.6	*	Articles Supplementary (Reclassification of Shares) effective May 20, 2002
4.7		Amended and Restated Bylaws (filed as Exhibit 4.1 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
4.8
Agreement dated as of November 10, 1998, between us and Equiserve Trust Company, N.A., as successor to First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
4.9		Form of Common Stock Certificate (filed as Exhibit 4.3 to our Amendment to Current Report on Form 8-KA, event date November 10, 1998 and incorporated herein by reference)
4.10		Form of Series A Preferred Stock Certificate (filed as Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference)
4.11		Form of Series B Preferred Stock Certificate (filed as Exhibit 4.2.1 to our Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference)
4.12		Form of Rights Certificate (filed as Exhibit B to Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
5.1	*	Opinion of O'Melveny & Myers LLP regarding the legality of the securities
8.1	*	Opinion of O'Melveny & Myers LLP regarding certain tax matters
23.1		Consent of PricewaterhouseCoopers LLP
23.2		Consent of KPMG LLP
23.3	*	Consent of O'Melveny & Myers LLP (contained in Exhibits 5.1 and 8.1)
24.1	*	Power of Attorney

*
Previously filed.

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TABLE OF CONTENTS
RISK FACTORS
Risks Related to Real Estate Investments
Risks Related to Conflicts of Interest
Other Risks Affecting our Business and Operations
FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
OUR COMPANY
USE OF PROCEEDS
DESCRIPTION OF OUR COMMON STOCK
DESCRIPTION OF THE WARRANTS
DESCRIPTION OF RIGHTS
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX